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                                                                    Exhibit 10.2

                         [Letterhead of Advantix, Inc.]

February 18, 1999

VIA FACSIMILE

Mr. Herbert Strauss
Managing Director US Equity
RBB Bank, AG
Burgring 16,
8010 Graz, Austria

Dear Herbert:

This letter confirms that Advantix, Inc. ("Advantix") agrees to pay your legal fees and expenses relating to the Agreement between RBB Bank AG ("RBB") and Advantix dated January 24, 1999 (the "Agreement"), in which Advantix agreed to purchase all of RBB's shares of common and preferred stock in Lasergate Systems, Inc. ("LSi"), so long as you continue to fulfill your obligations under the Agreement. This indemnification, which is effective February 15, 1999, consists of the payment of legal fees and expenses of the law firm of Greenberg Traurig and other expenses, such as the cost of mailing notices to shareholders of LSi, incurred by RBB in effectuating its obligations under the Agreement, specifically the removal of the LSi board of directors and the election of a new board.

I would like to thank you for your cooperation and efforts in helping us to achieve our mutual goals. It is unfortunate that the people in Clearwater have not cooperated and continue to act in an irrational manner requiring unanticipated additional expenses. We believe that it would not be fair to expect you to continue to pay these expenses which are also for our benefit.

Please don't hesitate to contact me if you have any questions.

Sincerely,

ADVANTIX, INC.


By: /s/ John M. Markovich
John M. Markovich
Executive Vice President, Finance & CFO

JMM/cac

Cc:  B. Newman